Exhibit 99.1

Moleculin Accelerates Outlook Into 2026 With First Pivotal Trial Unblinding on Track, Global Trial Expansion, and Multiple Externally/IIT Funded Clinical Programs

– First MIRACLE trial unblinding expected Q1 2026; Global trial now spans nine countries

– Investigator-Initiated (IIT) funded pancreatic and brain cancer trials

HOUSTON, January 12, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today provided a business outlook and outlined expected upcoming milestones for its next generation non-cardiotoxic anthracycline Annamycin (also known by its generic name “naxtarubicin”) and its STAT3 inhibitor WP1066.

Annamycin

“Annamycin is set for a number of milestones in 2026 including two data readouts in its pivotal Phase 2B/3 MIRACLE trial treating second line (2L) acute myeloid leukemia (AML) plus embarking in its first clinical trial for the treatment of pancreatic cancer,” commented Walter Klemp, Chairman and CEO of Moleculin. “The two MIRACLE data readouts will set the course for the pivotal trial in two ways – potentially demonstrating the efficacy of the Annamycin arms versus the control arm and setting the dose for the Annamycin arm to be used in Part B of the MIRACLE trial.”

“We have already demonstrated initial efficacy in 2L AML and in soft tissue sarcoma metastases in previous trials so planning an expansion into pancreatic cancer will continue adding to the Annamycin story as a ‘next generation anthracycline.’ Atlantic Health previously indicated their intent to fund and conduct an investigator-initiated trial with Annamycin treating third line pancreatic subjects, building on pre-clinical data where Annamycin demonstrated surprising activity in pancreatic cancer models. This trial should start in 2026. We view this kind of institutional funding of clinical research to be a strong independent endorsement of the potential for Annamycin.”

“Importantly, we believe Annamycin has the potential to become the world’s first ever non-cardiotoxic anthracycline and we are expecting more data supporting its lack of cardiotoxicity to be presented early this year. Considering that nearly half of all cancers and 60% of all childhood cancers are currently treated with cardiotoxic anthracyclines that are known to result in permanent heart damage, we think that makes the market opportunity for Annamycin potentially enormous.”

The Company is advancing the development of Annamycin in combination with cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) with a Phase 3 pivotal trial for the treatment of AML subjects who are refractory to or relapsed after first line induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is global, including sites in the US, the European Union and Eastern Europe. The trial has expanded to nine countries – the US, Spain, Italy, Poland, Czechia, Romania, Ukraine, Lithuania and Georgia with over 46 sites selected, about 20 sites contracted with more coming online weekly. The Company is on track to treat the 45th subject in Part A of the MIRACLE trial in the first quarter of 2026.

Expected Milestones for Annamycin Development Program

●	Q1 26: Update on non-cardiotoxicity review of subject data by the Company’s independent expert
●	Q1 26: MIRACLE - 45th subject treated with unblinding of data for 45 subjects shortly thereafter
●	1H 26: MIRACLE - 90th subject recruited
●	Q3 26: MIRACLE - 90 subjects unblinded
●	2H 26: MIRACLE - Start of Part B
●	2H 26: Atlantic Health pancreatic cancer clinical trial begins
●	2027: Begin recruitment of 3rd line AML subjects
●	2027: End recruitment of Part B
●	2027: Begin pediatric AML clinical study
●	2028: Primary efficacy data for MIRACLE
●	2028: Rolling NDA begins

WP1066

WP1066 is Moleculin’s flagship Immune/Transcription Modulator designed to stimulate the immune response to tumors by inhibiting the errant activity of regulatory T cells while also inhibiting key oncogenic transcription factors, including p-STAT3 (phosphorylated signal transducer and activator of transcription 3), c-Myc (oncogene driving many aggressive cancers) and HIF-1α (hypoxia-inducible factor 1α). These transcription factors are widely sought targets because of their role in cancer cell survival and proliferation, angiogenesis (coopting vasculature for blood supply), invasion, metastasis, and inflammation associated with tumors.

With Moleculin’s WP1066 oral formulation, an externally funded Phase 2 trial in combination with radiation treating GBM, a form of brain cancer, is recruiting and treating subjects at Northwestern University (Northwestern).

Additionally with the oral formula, Emory University funded and conducted a Phase 1 clinical trial at the Aflac Cancer and Blood Disorders Center at Children’s Healthcare of Atlanta. Positive results of this trial were recently published. Based on the encouraging results of this study, the Emory team has indicated that they would like to conduct a follow-on trial. Further at Emory, the Company signed an agreement with the institution whereby Emory will study various WP1066 intravenous (IV) formulations in preclinical studies with the goal of selecting the best formulation to move into a clinical setting focused, most likely, on brain cancers such as GBM.

Mr. Klemp commented “We are extremely grateful to these two great institutions for their willingness to fund further investigator-initiated clinical activity with WP1066, which has been the focus of over 55 peer reviewed research papers. Despite its importance, STAT3 has been called an ‘undruggable’ target. We believe WP1066 has the potential to solve this issue. Looking forward to 2026, we anticipate the current trial at Northwestern to continue treating subjects and for a second Emory trial to begin in 2026.”

Expected Milestones for WP1066 Development Program

●	Q1 2026: Phase 2 GBM at Northwestern continues
●	2H 2026: Phase 2 pediatric trial brain tumor begins at Emory
●	2H 2026: Preclinical data on WP1066 IV formulation

About the MIRACLE Study

The MIRACLE study, as all clinical trials, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, utilizes an adaptive design whereby the first 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting. The amended protocol allows for the unblinding of preliminary primary efficacy data (CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (90 total subjects). This early unblinding will yield roughly 30 subjects with Annamycin (190mg/m2 and 230/m2) and HiDAC and about 15 subjects with just HiDAC. The Company expects to reach the treating the first 45 subjects in Q1 2026 with the first unblinding shortly thereafter, in addition to the second unblinding, which is expected in Q3 2026. This accelerated estimated timeline is due to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

For Part B of the trial, 222 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) and, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

In investigator-initiated clinical and preclinical activity, the cost to the Company is generally drugs costs and ancillary services outside of the investigator’s institution. All other costs are generally covered by the investigator and/or their institution via grant funds that are not reflected in the Company’s financial statements.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the continued recruitment, treatment, and receipt of the unblinded data for the first 45 subjects of the MIRACLE clinical trial as described and the matters set forth in the sections entitled “Expected Milestones for Annamycin Development Program” and “Expected Milestones for WP1066 Development Program”. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com